Exhibit 10.1

[Dealer name and address]

To:	SiTime Corporation 5451 Patrick Henry Drive Santa Clara, CA 95054

From:	[Dealer]

Re:	[Base][Additional] Capped Call Transaction

Date:	[____], 2026

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”) and SiTime Corporation, a Delaware corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between terms defined in the Equity Definitions and this Confirmation, this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), [(ii) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document, (iii) the election of Guarantor as Credit Support Provider in relation to Dealer], [(ii)][(iv)] the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, with (a) a “Threshold Amount” of 3% of the shareholders’ equity of [Dealer][Dealer’s ultimate parent] on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “, or becoming capable at such time of being declared,” being deleted from clause (1) of such Section 5(a)(vi) of the Agreement and (d) the following sentence being added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the relevant party to make payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay”, and [(iii)][(v)] the election that the “Default Under Specified Transactions” provision of Section 5(a)(v) of the Agreement shall not apply to Counterparty).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[____], 2026

Effective Date:	[____], 2026, or such other date as agreed by the parties in writing.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	“European”, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.0001 per share (Ticker Symbol: “SITM”).

Number of Options:	For each Component, as provided in Annex A to this Confirmation.

Option Entitlement:	One Share per Option

Strike Price:	USD [_____]

Cap Price:	USD [_____]; provided that in no event shall the Cap Price be reduced to an amount less than the Strike Price in connection with any adjustment by the Calculation Agent under this Confirmation.

Number of Transaction Shares:	As of any date, a number of Shares equal to the product of (i) the aggregate Number of Options of all Components and (ii) the Option Entitlement.

Premium:	USD [_____] (Premium per Option approximately USD [_____]); Dealer and Counterparty hereby agree that notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event, other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement that is within Counterparty’s control) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Dealer the amount calculated under Section 6(d) and Section 6(e) or otherwise under the Agreement (calculated as if the Transaction terminated on such Early Termination Date were the sole Transaction under the Agreement) or (b) Counterparty owes to Dealer, pursuant to Sections 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions or otherwise under the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Premium Payment Date:	The Effective Date

Exchange:	The Nasdaq Global Market

Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date:	For any Component, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, if the Expiration Date occurring on the Final Termination Date is a Disrupted Day, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine in good faith and in a commercially reasonable manner that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Number of Options for such Component and may determine the Relevant Price on such Expiration Date that is a Disrupted Day only in part based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Termination Date:	[_______], 2031

Automatic Exercise:	Applicable; and means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money unless Buyer notifies Seller (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Relevant Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:	The close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in a commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by (x) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (y) adding at the end thereof the words “; provided, however, that a restriction on trading imposed solely by Rule 201 of Regulation SHO shall not constitute a Market Disruption Event”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:

Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the terms “Net Share Settlement or Combination Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if Counterparty is electing Cash Settlement or Combination Settlement, such Settlement Method Election will be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

If Counterparty is electing Combination Settlement, Counterparty shall also specify a specified dollar amount (the “Specified Cash Amount”), representing the maximum aggregate amount of cash (without taking into account any cash paid in lieu of fractional shares) that Counterparty wishes to receive in respect of all Components under the Transaction in a Combination Settlement, in the notice specifying its election of Combination Settlement.

Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty

Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:

With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the Settlement Date, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Relevant Price on such Expiration Date.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the Expiration Date of such Component.

Cash Settlement:	With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty on the Settlement Date, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Combination Settlement:

With respect to any Component, if Combination Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty on the Settlement Date:

(i) an amount of cash equal to the lesser of (A) the Specified Cash Amount divided by the number of Components for the Transaction and (B) the Daily Option Value on the Expiration Date of such Component; and

(ii) a number of Shares (the “Combination Settlement Share Amount”) equal to (A) the excess of (1) the Daily Option Value on the Expiration Date of such Component over (2) the Specified Cash Amount divided by the number of Components for the Transaction, divided by (B) the Relevant Price on such Expiration Date; provided that if the calculation in sub-clause (A) above results in zero or a negative number for any Expiration Date, the Combination Settlement Share Amount for such Expiration Date shall be deemed to be zero.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the Expiration Date of such Component.

Daily Option Value:	For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement, multiplied by (iii) (A) the lesser of the Relevant Price on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation contained in clause (iii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SITM <equity> AQR” (or its equivalent successor if such page is not available) (the “VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in good faith and in a commercially reasonable manner using, if practicable, a volume-weighted average method substantially similar to the method for determining the VWAP). The Relevant Price will be determined without regard to after-hours or “night session” trading or any other trading outside of the regular trading session trading hours.

Settlement Date:	For all Components of the Transaction, the date that is one Settlement Cycle immediately following the Expiration Date for the Component with the latest Expiration Date.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that any references in such provisions to “Physical Settlement” shall be read as references to “Net Share Settlement or Combination Settlement, as applicable”.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions, obligations and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that (x) open market Share repurchases at prevailing market prices, (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices (including, without limitation, any discount to average VWAP prices) and in accordance with customary market terms for transactions of such type to repurchase the Shares and (z) any reacquisition of Shares pursuant to Counterparty’s employee incentive plans in connection with the related equity transactions, or Counterparty’s withholding of Shares to cover tax liabilities associated with such equity transactions, shall not be considered Potential Adjustment Events so long as, in the case of each of clause (x) and clause (y), such repurchases would not reduce the number of total Shares outstanding to be less than [ ] Shares, as determined by the Calculation Agent in a commercially reasonable manner and as adjusted by the Calculation Agent in a commercially reasonable manner to account for any subdivision or combination with respect to the Shares; provided further that the parties agree that the proposed Timing Business Acquisition (as defined below), on substantially the terms set forth in the Asset Purchase Agreement (as defined below), as in effect on the date hereof (including announcements regarding, or the consummation of, the proposed Timing Business Acquisition on such terms), shall not give rise to a Potential Adjustment Event.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors) and of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction

Tender Offer:	Applicable; provided that (x) the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing “10%” with “25%” and (y) each of Section 12.1(d), Section 12.1(e) and Section 12.(l) of the Equity Definitions will be amended by replacing the references therein to “voting shares” with “Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line thereof, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price accordingly to take into account such economic effect on one or more occasions on or after the date of the Announcement Event up to, and including, the relevant Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement; provided that in no event shall the Cap Price be adjusted to be less than the Strike Price. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable; provided further that upon the Calculation Agent making an adjustment, determined in a commercially reasonable manner, to the Cap Price upon any Announcement Event, then the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the same event that gave rise to the original Announcement Event regarding the abandonment of any such event to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction (provided that in no event shall the Cap Price be less than the Strike Price).

Announcement Event:	(i) The public announcement (whether by Counterparty, any agent of Counterparty, any affiliate of Counterparty, a Valid Third Party Entity or any affiliate, agent or representative of a Valid Third Party Entity (each, a “Relevant Party”)) of any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, or the announcement by Counterparty of any intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty of an intention by Counterparty to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer, (iii) the public announcement by a Relevant Party of any potential acquisition or disposition by Counterparty and/or its subsidiaries where the consideration exceeds 35% of the market capitalization of Counterparty as of the date of such announcement, or (iv) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in (x) clause (i) or (iii) of this sentence by a Relevant Party or (y) clause (ii) of this sentence by Counterparty (in each case, including, without limitation, a new announcement relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention; provided further that, any announcement relating to the proposed acquisition of the timing business of Renesas Electronics Corporation (the “Timing Business Acquisition”), including in respect of the consummation thereof, shall not give rise to an Announcement Event hereunder, unless such announcement relates to a change in the terms set forth in the Asset Purchase Agreement (the “Asset Purchase Agreement”) dated February 4, 2026 among Issuer and Renesas Electronics America Inc., as in effect on the date hereof, or the abandonment thereof. For purposes of this definition of “Announcement Event,” “Merger Event” shall have the meaning set forth in Section 12.1(b) of the Equity Definitions; provided that the portion of such definition following the definition of “Reverse Merger” shall be disregarded.

Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction or event (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant Merger Date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration and (ii) the weighted average of the types and amounts of consideration to be actually received by the holders of Shares upon consummation of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied consistently in good faith and in a commercially reasonable manner by Dealer to all of its similarly situated counterparties and/or similar transactions” after the semi-colon in the last line thereof; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Not Applicable

(d) Hedging Disruption:

Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following words at the end of such Section:

“provided that any such inability that is incurred solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:	Dealer; all calculations and determinations made by the Hedging Party shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Counterparty, the Hedging Party shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (but not, for the avoidance of doubt, any discretionary act or election permitted to be made by Hedging Party) (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, in a commonly used file format for the storage and manipulation of financial data, but without disclosing Hedging Party’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Determining Party:	For all applicable Extraordinary Events, Dealer; all calculations and determinations made by the Determining Party shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Counterparty, the Determining Party shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, in a commonly used file format for the storage and manipulation of financial data, but without disclosing Determining Party’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent: Dealer; provided that, following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.

All calculations, adjustments and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall provide such written explanation within five (5) Exchange Business Days from the receipt of such request. Dealer, whether as Calculation Agent, Hedging Party, Determining Party or otherwise, shall use commercially reasonable efforts to notify Counterparty of any event giving rise to any adjustment required or, to the extent it makes any such adjustment, permitted to be made to the terms of the Transaction, the terms being adjusted and, for each term so adjusted, such term, in each case, as promptly as reasonably practicable after giving effect to such adjustment.

4. Account Details:

Dealer Payment Instructions:

Bank: [____________]

SWIFT: [____________]

Bank Routing: [____________]

Acct Name: [____________]

Acct No.: [____________]

Counterparty Payment Instructions: To be advised.

5. Offices:

The Office of Dealer for the Transaction is: [____________].

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	SiTime Corporation
5451 Patrick Henry Drive
Santa Clara, CA 95054

Attention:	Vince Pangrazio, Beth Howe
Email:	[___]

(b) Address for notices or communications to Dealer:

To:	[__]
[__]
[__]
Attention:	[__]
Telephone:	[__]
Facsimile:	[__]
Email:	[__]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date (A) none of Counterparty and its officers and directors is aware of any material non-public information regarding Counterparty or the Shares, and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Counterparty is not on the Trade Date engaged in a “distribution,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exceptions set forth in Rules 101(b)(10), 102(b)(7) or 102(c)(1)(i) of Regulation M and (ii) the offering of Counterparty’s [•]% Convertible Senior Notes due 2031 (the “Convertible Notes”) pursuant to the Preliminary Prospectus Supplement dated [______], 2026. Counterparty shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(iii) [reserved].

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and approving the Transaction and any related hedging activity for purposes of Section 203 of the Delaware General Corporation Law.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On and immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of Counterparty is greater than the sum of the total liabilities (including contingent liabilities) and the capital (as such terms are defined in Section 154 and Section 244 of the General Corporation Law of the State of Delaware) of Counterparty, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (E) Counterparty would be able to purchase the aggregate Number of Transaction Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(x) To Counterparty’s actual knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that no such representation shall be made by Counterparty with respect to any rules and regulations applicable to Dealer (including, if applicable, any such rules or regulations of the Financial Industry Regulatory Authority, Inc.) arising from Dealer’s status as a regulated entity under applicable law.

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million on the date hereof.

(xii) The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to certain of the matters set forth in Section 3(a)(i), (ii), (iii) and (iv) of the Agreement and Section 7(a)(viii) hereof; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) [Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(h) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]

8. Other Provisions:

(a) Right to Extend. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer determines, (x) in good faith and a commercially reasonable manner, that such further division is necessary or advisable to preserve Dealer’s hedging or hedge unwind activity assuming Dealer maintains a commercially reasonable hedge position hereunder in light of existing liquidity conditions or (y) in good faith, based on the advice of counsel, that such further division is necessary or advisable to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be compliant and consistent with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures that are generally applicable to transactions of the type of the Transaction and applied in a non-discriminatory manner; provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date.

(b) Additional Termination Events. Promptly (but in any event within ten (10) Scheduled Trading Days) following any repurchase, redemption, exchange (other than an exchange pursuant to Section [•]of the Indenture (as defined below)) or conversion of any Convertible Notes issued under the Underwriting Agreement (as defined below) pursuant to Counterparty’s indenture (the “Indenture”) to be dated [•], 2026 between Counterparty and U.S. Bank Trust Company, National Association, as trustee, Counterparty may (but is not required to) notify Dealer in writing of such repurchase, redemption, exchange or conversion, the number of Convertible Notes (in the principal amount of USD 1,000) so repurchased, redeemed, exchanged or converted, the number of Shares underlying such Convertible Notes (excluding, for the avoidance of doubt, any Shares by which the “conversion rate” for such Convertible Notes may be increased as a result of a “make-whole fundamental change” or a notice of redemption) and the number of Options (“Number of Terminated Options”) as to which Counterparty elects to exercise its termination rights under this Section 8(b) (any such notice, a “Note Repurchase Notice”)[; provided that any “Note Repurchase Notice” delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation dated [•], 2026 between Dealer and Counterparty (the “Base Capped Call Transaction Confirmation”) shall be deemed to be a Note Repurchase Notice pursuant to this Confirmation and the terms of such Note Repurchase Notice shall apply, mutatis mutandis, to this Confirmation]. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Note Repurchase Notice, within the applicable time period set forth in the preceding sentence, (y) a written representation and warranty by Counterparty that, as of the date of such Note Repurchase Notice, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares and (z) a written representation and warranty by Counterparty that the aggregate Repurchase Options (as defined below), together with any options being terminated concurrently under other capped call transactions entered into in connection with the issuance of the Convertible Notes, will not exceed the number of Shares underlying the Convertible Notes specified in such Note Repurchase Notice divided by the Option Entitlement, shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Note Repurchase Notice and the related written representations and warranties, Dealer shall promptly designate an Exchange Business Day following receipt of such Note Repurchase Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the Number of Terminated Options specified in such Note Repurchase Notice [minus the number of “Repurchase Options” (as defined in the Base Capped Call Transaction Confirmation), if any, that relate to such Convertible Notes (and for purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Capped Call Transaction Confirmation shall be among the Repurchase Options hereunder or under, and as defined in, the Base Capped Call Transaction Confirmation, the number of Options specified in such Note Repurchase Notice shall be allocated first to the Base Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated)] and (B) the aggregate Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the aggregate Number of Options shall be reduced by the number of Repurchase Options on a pro rata basis across all Components, as determined by the Calculation Agent in a commercially reasonable manner. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and an aggregate Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) the terminated portion of the Transaction were the sole Affected Transaction and (4) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 5:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) as of the date of such election, Counterparty represents that it is not in possession of any material non-public information regarding Counterparty or the Shares, and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Unit Price the Calculation Agent may consider a variety of factors, including the market price of the Share Termination Delivery Units and/or the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of legal counsel, the Shares acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering for companies of a similar size in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities for companies of a similar size in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities for companies of a similar size in a similar industry (provided, however, that, if Counterparty elects clause (i) above but Dealer, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty); (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer using best efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of equity securities of companies of a similar size in a similar industry, as is reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith and commercially reasonable judgment, to compensate Dealer for any customary liquidity discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), commercially reasonably requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e) Repurchase Notices. Counterparty shall, on or prior to the date one Scheduled Valid Day immediately following any day on which Counterparty has effected any repurchase of Shares, give Dealer written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Notice Percentage is (i) greater than [__]% (in the case of the first such notice) and (ii) thereafter greater by 0.5% or more than the Notice Percentage included in the immediately preceding Repurchase Notice; provided that, in the case of any repurchases of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act, Counterparty may elect to satisfy such requirement by promptly giving Dealer written notice of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 8(e)). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Transaction Shares plus the number of Shares underlying any other capped call transactions sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, in each case relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all commercially reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty, in each case relating to or arising out of such failure. In addition, Counterparty shall not have liability for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, such consent not to be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from Dealer’s gross negligence or willful misconduct.

(f) Transfer and Assignment. (i) Dealer may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of Counterparty, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign its rights and obligations hereunder, in whole or in part, without any consent of Counterparty, to (A) any affiliate of Dealer whose obligations would be guaranteed by Dealer [or Dealer’s ultimate parent] or (B) any person (including any affiliate of Dealer whose obligations are not guaranteed in the manner described in clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case under this clause (B), with a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s) at the time of such transfer or assignment, provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or its guarantor (whichever is higher) be lower than A3 from Moody’s Investor Service, Inc. or its successor or A- from S&P Global Ratings, a division of S&P Global Inc., or its successor at the time of such transfer or assignment; provided further that (i) Dealer will notify Counterparty in writing prior to any proposed transfer or assignment to a Designated Transferee, (ii) each of Dealer and transferee in any transfer or assignment under this Section 8(f) is a “dealer in securities” within the meaning of Section 475(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) or the transfer or assignment does not result in a deemed exchange for Counterparty within the meaning of Section 1001 of the Code, (iii) after any transfer or assignment (for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Counterparty provided in connection with such transfer or assignment), except to the extent such different amount results from a change in law that occurred after the date of such transfer or assignment, Counterparty will not be required to (A) pay or deliver to the transferee or assignee of such rights or obligations on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer or assignment or (B) receive from such transferee or assignee of such rights or obligations on any payment date or delivery date an amount or number of Shares, as applicable, less than the amount or number of Shares, as applicable, that Counterparty would have received (after taking into account any amounts paid or delivered under Section 2(d)(i)(4) of the Agreement, and any applicable withholding) from Dealer in the absence of such transfer or assignment, and (iv) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and provide Counterparty with such tax documentation as may reasonably be requested by Counterparty, including a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable), prior to becoming a party to the Transaction to permit Counterparty to make any necessary determinations pursuant to clauses (ii) and (iii) of this proviso. If, at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Valid Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part (collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

(ii) Counterparty may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of Dealer, such consent not to be unreasonably withheld or delayed. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited to, the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or Section 8(d) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in Section 7701(a)(30) of the Code) and the transferee or assignee shall provide Dealer with a valid, duly executed, complete and accurate U.S. Internal Revenue Service Form W-9 prior to becoming a party to the Transaction;

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested by and reasonably satisfactory to Dealer;

(D) Dealer will not (for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Dealer provided in connection with such transfer or assignment), after such transfer or assignment, be required to (i) pay or deliver to the transferee or assignee on any payment or delivery date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment or (ii) receive from the transferee or assignee an amount (after taking into account any amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement, reduced by any withholding) less than the amount that Dealer would have received from Counterparty in the absence of such transfer or assignment, in each case, except to the extent such different amount results from a change in law that occurred after the date of such transfer or assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that the requirement described in clause (B) has been satisfied and the results described in clause (D) will not occur upon or after such transfer or assignment; and

(G) Counterparty shall be responsible for all commercially reasonable out-of-pocket costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g) Staggered Settlement. If Dealer determines reasonably and in good faith that the number of Shares required to be delivered to Counterparty hereunder on the Settlement Date would result in an Excess Ownership Position, then Dealer may, by notice to Counterparty prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares due to be delivered on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the 20th Exchange Business Day after such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver hereunder on the Settlement Date among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be a date later than the Final Termination Date.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Sections 2(c) and 6(f) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale of the [Firm Securities] [Additional Securities] (as defined in the Underwriting Agreement (the “Underwriting Agreement”) dated as of [•], 2026, among Counterparty and Wells Fargo Securities, LLC and Goldman Sachs & Co. LLC, as representatives of the several Underwriters party thereto (the “Underwriters”)) is not consummated with the Underwriters for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties which in no event shall be later than the second Scheduled Valid Day following the Premium Payment Date (such date or such later date as agreed upon being, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

(m) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate;

(ii) for the purpose of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment

Event has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the relevant Shares or options on the Shares (provided that such event is not based on (x) an observable market, other than the market for Counterparty’s own stock or (y) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations) and, if so, will (i) make appropriate adjustment(s), if any, determined in a commercially reasonable manner, to any one or more of:”, and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A) and (iv), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(a) of the Equity Definitions is hereby amended by (1) deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect” and replacing these words with “in the commercially reasonable judgment of the Calculation Agent, a material economic effect”; and (2) adding at the end thereof “; provided that such event is not based on (i) an observable market, other than the market for Counterparty’s own stock or (ii) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations”;

(iv) Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any other corporate event involving the Issuer that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares or options on the Shares; provided that such corporate event involving the Issuer is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations.”;

(v) The first sentence of Section 12.7(b) of the Equity Definitions is hereby amended by inserting, prior to the period at the end thereof, the following phrase: “; provided that in the case of a Merger Event or Tender Offer, the parties shall use commercially reasonable efforts to agree on such amount on or prior to the Merger Event Date or Tender Offer Date, as the case may be”;

(vi) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection (B), (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”; and

(vii) “Extraordinary Dividend” (as such term is used in the Equity Definitions) means any cash dividend on the Shares.

(n) Governing Law; Exclusive Jurisdiction.

(i) THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(ii) Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Confirmation or the Agreement, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Confirmation or the Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(o) Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Hedging Party or Determining Party is called upon to make any calculation, determination or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Hedging Party or Determining Party shall make such calculation, determination or adjustment by reference to the effect of such event on Dealer, assuming that the Dealer maintains a commercially reasonable hedge position.

(p) Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to deliver or receive cash) or in those circumstances in which all holders of Shares would also receive cash.

(q) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(r) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(s) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by electronic transmission (e.g., “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com) shall be effective as delivery of a manually executed counterpart hereof.

(t) Payee Tax Representations.

(i) For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes and “exempt” within the meaning of sections 1.6041-3(p) and 1.6049-4(c) of the U.S. Treasury Regulations from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

(ii) For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

[Dealer to provide]

(u) Tax Matters. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed U.S. Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty one duly executed and completed U.S. Internal Revenue Service Form W-[ ] (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation, (ii) reasonable request of the other party and (iii) Counterparty or Dealer, as applicable, learning that any such form or document has become obsolete or incorrect.

(v) Withholding Tax Imposed on Payments to Non-US Counterparties Under the U.S. Foreign Account Tax Compliance Provisions of the HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(w) HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder (a “Section 871(m) Tax”). For the avoidance of doubt, a Section 871(m) Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(x) [Insert additional Dealer boilerplate, including QFC language and agency language, if applicable.]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

SITIME CORPORATION

By
Name:
Title:

[Schedule 1]

[Form of Guarantee]

Annex A

For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40

29